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FOR IMMEDIATE RELEASE

                   WRP CORPORATION ANNOUNCES MANAGEMENT CHANGE

ITASCA, ILL, DECEMBER 1, 2000 - WRP Corporation (NASDAQ: WRPC) and its wholly owned subsidiary, American Health Products Corporation, today announced a change in senior management.

After over ten years of service, Mr. Edward Marteka has announced his resignation as President of the Company. Mr. Marteka, who founded the Company in 1989 and developed it into an over $60 million sales and marketing business, leaves to pursue his other interests. Mr. Marteka's leadership, vision and entrepreneurial skills created a solid base in two major market segments from which to continue to build. Mr. Marteka will remain as a director of the Company and will be available for strategic assignments.

Mr. Richard Wong, Chairman and CEO of WRP Corporation and American Health Products Corporation remarked, "The Board and the Company are appreciative of Ed's contributions to the Company from its founding to its leadership in the marketplace today. We wish him the best in his future endeavors."

In his place, WRP Corporation and American Health Products Corporation have appointed Mr. Neil Kosterman as President. Mr. Kosterman was formerly the President of the DeltaQuest Group, which specializes in strategic marketing and business development consulting for growth companies, particularly in the medical field. During his tenure, he was engaged in numerous high level consulting engagements including a pharmaceutical startup, a prostrate cancer surgical specialty company, as well as neonatal, pediatric and bioengineering companies. His roles ranged from strategy formulation to startup management and general management. Mr. Kosterman has also held the positions of President, Oral Health International, a start-up staff model HMO, Vice President of Corporate Development at Smith & Nephew, Inc. and Vice President of Marketing at Bard Urological.

Commenting on the appointment, Mr. Richard Wong said, "We are extremely pleased to welcome Neil on board. His wide experience in the medical industry, his penchant for the use of technology and particularly, his experience in several successful startup and turnaround situations should be of great benefit in propelling our Company forward. We believe that with our AmeriNet and In-Source Medical GPO contracts, our surgical glove program and our SafePrep own-brand foodservice initiatives, we have the key ingredients in place to become a significant player in the medical and foodservice disposable products market."

WRP Corporation, headquartered in Itasca, Illinois, is a manufacturer and marketer of disposable gloves. The Company's U.S. glove distribution arm, American Health Products Corporation, is a leading supplier of branded and private label examination and surgical gloves to the medical, dental, food service, and retail markets nationwide. The Company is a principal supplier of powder-free latex examination and surgical gloves through its strong alliance with Malaysia based WRP Asia Pacific, a top five glove manufacturer in the world.

This press release contains forward-looking statements, which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

Contact:      Mr. Kenneth Ling
              Chief Financial Officer
              WRP Corporation
              (630) 285-9191